UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K
______________

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 8, 2013

CHINA XD PLASTICS COMPANY LIMITED
 (Exact Name of Registrant as Specified in Its Charter)

Nevada	001-34546	04-3836208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

No. 9 Dalian North Road, Haping Road Centralized Industrial Park, Harbin Development Zone, Heilongjiang Province, PRC 150060
(Address of Principal Executive Offices)

(86) 451-8434-6600
(Registrant’s Telephone Number, Including Area Code)

Not applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 8, 2013, Xinda Holding (HK) Company Limited (“Xinda HK”), a wholly owned subsidiary of China XD Plastics Company Limited (the “Company”) incorporated in Hong Kong, entered into an Investment Agreement for 300 Thousand Tons Plastics New Material Production, R&D Center and Training Center Project (the “Investment Agreement”) with the People’s Government of Shunqing District, Nanchong City, Sichuan Province (“Shunqing Government”), pursuant to which, Xinda HK shall invest, through its PRC affiliate or otherwise, RMB 1.7 billion in fixed assets and approximately RMB 0.6 billion in working capital, in a 300 thousand metric tons plastics new materials production project and its affiliated R&D center and training center project (collectively, the “Project”) in Yinghua Industrial Park, Shunqing District, Nanchong City, Sichuan Province.  In accordance with the terms and conditions thereunder, Shunqing Government will provide land use rights for the construction land for the Project to Xinda HK at below market price (or its designated PRC affiliate) and provide certain preferential tax treatment and other preferential policy coverage.

In order to further support the Company’s Project , also on March 8, 2013, Xinda HK and Shunqing Government entered into a Supplemental Agreement to the Investment Agreement (the “Supplemental Agreement”), pursuant to which, Shunqing Government agreed to coordinate with relevant parties to provide Heilongjiang Xinda Enterprise Group Limited (“Heilongjiang Xinda”), a wholly owned PRC subsidiary of Xinda HK, (i) an interest-subsidized loan of RMB 50 million within 10 business days from the date of the Supplemental Agreement, due and repayable by May 5, 2014 and (ii) an interest-subsidized loan of RMB 70 million within 10 business days from the execution of the construction contract for the Project by the parties, due and repayable by November 10, 2014 (collectively, the “Interest-Subsidized Loans”), in connection with the Project.  The Interest-Subsidized Loans will be secured by permits for ancillary rights attached to the land use right to be granted to Xinda HK or its designated PRC affiliate in connection with the Project.  In addition, Xinda HK shall assume joint and several liabilities for Heilongjiang Xinda’s repayment of the Interest-Subsidized Loan.

On March 8, 2013, members of the board of directors of the Company held a meeting and voted unanimously to approve the Investment Agreement and the Supplemental Agreement, as well as the implementation of all of the transactions contemplated thereunder.

The above description of the Investment Agreement and the Supplemental Agreement does not purport to be complete and is qualified in its entirety by reference to such agreements, the English translations of which are attached hereto as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

The information contained in this Current Report on Form 8-K is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section. The information contained in this Current Report on Form 8-K that is furnished under this Item 7.01 shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01 Other Events

On March 12, 2013, the Company issued a press release regarding the transactions contemplated in the Investment Agreement and the related transaction documents, a copy of which is filed herewith as Exhibit 99.1.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	English translation of the Investment Agreement entered into by and between Xinda HK and Shunqing Government on March 8, 2013
10.2	English translation of the Supplemental Agreement entered into by and between Xinda HK and Shunqing Government on March 8, 2013
99.1	Press Release dated March 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2013

CHINA XD PLASTICS COMPANY LIMITED

	By:	/s/ Jie Han
	Name:	Jie HAN
	Title:	Chief Executive Officer